Exhibit 99.(d).37

JOHN HANCOCK ALTERNATIVE RISK PREMIA OFFSHORE SUBSIDIARY FUND, LTD.

SUBADVISORY AGREEMENT

SUBADVISORY AGREEMENT (this “Agreement”) made this 26th day of August, 2019, between John Hancock Investment Management LLC (formerly, John Hancock Advisers, LLC), a Delaware limited liability company (the “Adviser”), and Unigestion (UK) Ltd, authorized and regulated by the Financial Conduct Authority, registered in England and Wales under number 3886428, (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	APPOINTMENT OF SUBADVISER

Subject to the supervision of the Board of Directors (the “Board”) of John Hancock Alternative Risk Premia Offshore Subsidiary Fund, Ltd. (the “Fund”), a Cayman Island exempted company and a wholly owned subsidiary of the John Hancock Alternative Risk Premia Fund (the “Registered Fund”), a series of the John Hancock Investment Trust (the “Trust”), an investment company registered under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), and subject to the terms of this Agreement, the Subadviser undertakes to act as the investment subadviser to, and to manage the investment and reinvestment of the assets of, the Fund. The Subadviser will be an independent contractor and will have no authority to act for or represent the Fund or Adviser in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or in another writing by the Fund and Adviser.

2.	SERVICES TO BE RENDERED BY THE SUBADVISER TO THE FUND

a.	Subject always to the direction and control of the Board, the Subadviser will manage the investments and determine the composition of the assets of the Fund in accordance with the Registered Fund’s investment objectives, investment policies and limitations set forth in the Trust’s registration statement, as amended, or as subsequently amended in writing. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Fund, the Subadviser will:

i.	obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Fund or are under consideration for inclusion in the Fund;

ii.	formulate and implement a continuous investment program for the Fund (in conjunction with the Subadviser’s investment program for the Registered Fund) consistent with the investment objectives and related investment policies and limitations for the Registered Fund as described in the Trust’s registration statement, as amended, or as subsequently amended in writing;

iii.	take whatever steps are necessary to implement the investment program by the purchase and sale of securities (including the placing of orders for such purchases and sales), entering into derivative transactions to the extent authorized by the Trust’s registration statement and by managing all cash in the Fund;

iv.	manage required collateral levels in connection with the investment and reinvestment of the assets of the Fund. The Subadviser will provide instructions to the custodian for the Fund (the “Custodian”) to post collateral and to call for collateral from counterparties, as necessary, and will arrange for the transmission to the Custodian on a daily basis such confirmation, trade tickets, and other identifying information (including, but not limited to, Cusip, Sedol, or other numbers that identify the securities to be purchased or sold on behalf of the Fund) as may be reasonably necessary to enable the Custodian to perform its administrative and recordkeeping responsibilities with respect to the Fund. The Subadviser will provide reports with respect to its collateral management activities as requested by the Adviser;

v.	regularly report to the Board with respect to the implementation of the investment program; and

vi.	provide assistance with and make recommendations for the fair value of securities held by the Fund for which market quotations are not readily available or which may be identified for review from time to time by either the Fund or the Subadviser.

b.	The Subadviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding determination of net asset value and fund accounting services).

c.	The Subadviser will select brokers, dealers, futures commission merchants and other counterparties to effect all transactions for the Fund, including without limitation, with respect to transactions in securities, derivatives, foreign currency exchange, commodities and/or any other investments. The Subadviser will place all orders with brokers, dealers, counterparties or issuers, and will negotiate brokerage commissions, spreads and other financial and non-financial terms, as applicable. The Subadviser will always seek the most favorable possible price and best execution in the circumstances in all transactions. Subject to the foregoing, the Subadviser is directed at all times to seek to execute transactions for the Fund in accordance with its trading policies, as disclosed by the Subadviser to the Fund from time to time, but in all cases subject to policies and practices established by the Registered Fund and described in the Trust’s registration statement. Notwithstanding the foregoing, the Subadviser may pay a broker-dealer that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer to the extent permitted by Section 28(e) of the U.S. Securities Exchange Act of 1934 and by the Trust’s registration statement, if the Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides,
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viewed in terms of either the particular transaction or the Subadviser’s overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of the Subadviser’s other clients, or make available to companies affiliated with the Subadviser or to its directors for the benefit of its clients, any such brokerage and research services that the Subadviser obtains from brokers or dealers.

d.	On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

e.	The Subadviser will maintain all accounts, books and records with respect to the Fund as are required of an investment adviser by law, including without limitation the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and the rules and regulations thereunder, and, to the extent mutually agreed upon in writing by the parties hereto, the Investment Company Act and the rules and regulations thereunder.

f.	The Subadviser shall vote proxies relating to the Fund’s investment securities in accordance with the Trust’s proxy voting policies and procedures, which provide that the Subadviser shall vote proxies relating to securities held by the Fund and, subject to the Trust’s policies and procedures, shall use proxy voting policies and procedures adopted by the Subadviser in conformance with Rule 206(4)-6 under the Investment Advisers Act. The Subadviser shall review its proxy voting activities on a periodic basis with the Board.

g.	The Subadviser shall act in compliance with all applicable laws, regulations and fiduciary duties relating to insider trading or insider dealing while in possession of material non-public or inside information.

3.	COMPENSATION OF SUBADVISER

The Subadviser shall furnish the services set forth in Section 2 herein in recognition of its service as subadviser to the Registered Fund and in consideration for the subadvisory fees paid to the Subadviser pursuant to the Subadvisory Agreement among the Subadviser, the Adviser and the Registered Fund (as it may be amended from time to time, the “Registered Fund Subadvisory Agreement”). The Subadviser is not entitled to additional compensation under this Agreement.

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4.	LIABILITY OF SUBADVISER

Neither the Subadviser nor any of its directors, officers or employees shall be liable to the Adviser or the Fund for any loss suffered by the Adviser or Fund resulting from its acts or omissions as Subadviser to the Fund, except for losses resulting from willful misfeasance, bad faith, or gross negligence in the performance of, or from the reckless disregard of, the duties of the Subadviser or any of its directors, officers or employees.

5.	CONFLICTS OF INTEREST

It is understood that directors, officers, agents and shareholders of the Fund are or may be interested in the Subadviser as directors, officers, partners or otherwise; that employees, agents and partners of the Subadviser are or may be interested in the Fund as directors, officers, shareholders or otherwise; that the Subadviser may be interested in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Memorandum and Articles of Association of the Fund and the Articles of Association and the Conflict of Interest policy of the Subadviser, respectively, or by specific provision of applicable law.

6.	REGULATION

The Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

7.	DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective as of the date of its execution and shall continue in effect for so long as the Registered Fund Subadvisory Agreement is effective. This Agreement shall terminate automatically upon the termination of the Registered Fund Subadvisory Agreement or in the event that the Subadviser no longer serves as investment subadviser to the Registered Fund. This Agreement may be terminated at any time, without the payment of any penalty, by the Board. This Agreement will automatically terminate, without payment of any penalty, in the event of its “assignment” (as defined in the Investment Company Act).

8.	PROVISION OF CERTAIN INFORMATION BY SUBADVISER

The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

a.	the Subadviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;
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b.	the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; and

c.	any change in actual control or senior management of the Subadviser or any change in the portfolio managers of the Fund.

9.          USE OF NAMES

The Subadviser agrees not to use the name of the Fund and the names, or any derivatives of the names “John Hancock,” “John Hancock Investment Management LLC” or the names of any such entities’ affiliates in any prospectus, sales literature or other material relating to the Fund or the Registered Fund in any manner without first obtaining the Adviser’s express, written consent prior to the use of such name.

The Adviser agrees not to use the names, or any derivatives of the names “Unigestion (UK) Ltd or the names of any such entities’ affiliates in any prospectus, sales literature or other material relating to the Portfolios without first obtaining the applicable entity’s express, written consent prior to the use of such name.

10.        AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Board. Any required shareholder approval shall be effective if a majority of the outstanding voting securities of the Fund vote to approve the amendment.

11.        ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

12.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

13.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Fund or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

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14.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

15.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts.

16.	[RESERVED]

[Reserved.]

17.	CONFIDENTIALITY

Subadviser agrees as follows:

a.         All information of or pertaining to the Fund, the Adviser and any of its affiliates, whether stored on computer disk or as electronic media, to which the Subadviser is given access or otherwise obtains in the course of its provision of the services under this Agreement, including but not limited to the Fund’s holdings and shareholder information (which includes, without limitation, names, addresses, telephone numbers, account numbers, demographic, financial and transactional information), is referred to as “Confidential Information.”

b.         The Subadviser shall hold all Confidential Information in confidence and shall not disclose any Confidential Information to any person, unless otherwise permitted hereunder and Subadviser shall not use any such Confidential Information for purposes other than in connection with the services provided under this Agreement.

c.         The Subadviser agrees to treat the Fund’s holdings as confidential information in accordance with the Registered Fund’s “Policies and Procedures Regarding Disclosure of Portfolio Holdings” as such policy may be amended from time to time, and to prohibit its employees from disclosing or trading while in possession of any such confidential information.

d.         If the Subadviser becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Subadviser may disclose such Confidential Information to the extent legally required; provided, however, that Subadviser shall (i) first notify the Fund of such legal process, unless such notice is prohibited by statute, rule or court order, (ii) attempt to obtain the Fund’s consent to such disclosure, and (iii) in the event consent is not given, agree to permit a motion to quash, or other similar procedural step, to frustrate the production or publication of information. In making any disclosure under such legal process, the parties agree to use commercially reasonable efforts to preserve the confidential nature of such information. Nothing herein shall require Subadviser to fail to honor a validly issued subpoena, court or administrative order, or other legal requirement on a timely basis.

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Adviser agrees as follows:

a.         All information of or pertaining to the Subadviser and any of its affiliates, whether stored on computer disk or as electronic media, to which the Adviser is given access or otherwise obtains while this Agreement is in effect is referred to as “Confidential Information.”

b.         The Adviser shall hold all Confidential Information in confidence and shall not disclose any Confidential Information to any person, unless otherwise permitted hereunder and Adviser shall not use any such Confidential Information for purposes other than in connection with the services provided under this Agreement.

c.         If the Adviser becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Adviser may disclose such Confidential Information to the extent legally required; provided, however, that Adviser shall (i) first notify the Subadviser of such legal process, unless such notice is prohibited by statute, rule or court order, (ii) attempt to obtain the Subadviser’s consent to such disclosure, and (iii) in the event consent is not given, agree to permit a motion to quash, or other similar procedural step, to frustrate the production or publication of information. In making any disclosure under such legal process, the parties agree to use commercially reasonable efforts to preserve the confidential nature of such information. Nothing herein shall require Adviser to fail to honor a validly issued subpoena, court or administrative order, or other legal requirement on a timely basis.

18.	[RESERVED]

[Reserved.]

19.        COMPLIANCE

In managing the investments of and determining the composition of the assets of the Fund and in performing its other services and obligations hereunder, the Subadviser shall: (i) comply with the investment objectives, policies and restrictions of the Registered Fund as set forth in the registration statement of the Trust, as from time to time amended or supplemented; (ii) comply with all policies, guidelines, instructions and procedures approved by the Trustees of the Trust, Board or the Adviser with respect to the Registered Fund (including the Fund) and furnished to the Subadviser; (iii) comply with all applicable requirements of the Investment Advisers Act, the Investment Company Act and the rules and regulations under each thereof, as the same may be amended from time to time; (iv) work collaboratively with the Adviser to cause the Registered Fund to comply with the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company (for so long as the Registered Fund seeks to qualify as a regulated investment company under the Code); and (v) comply with all other applicable law, rules and regulations. In addition, the Subadviser shall maintain compliance procedures for the Fund that the Subadviser reasonably believes are adequate to ensure its and the Fund’s compliance with the foregoing.

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Upon execution of this Agreement, the Subadviser shall provide the Adviser with the Subadviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, the Subadviser shall promptly submit to the Adviser: (i) any material changes to the Compliance Policies, (ii) notification of the commencement of a regulatory examination of the Subadviser by any relevant regulatory authority and documentation describing the results of any such examination and of any periodic testing of the Compliance Policies, (iii) documentation of any formal review of the Subadviser’s Compliance Policies and (iv) notification of any material compliance matter that relates to the services provided by the Subadviser to the Fund including, but not limited to, any material violation of the Compliance Policies or of the Subadviser’s code of ethics and/or related code. Throughout the term of this Agreement, the Subadviser shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Registered Fund to comply with Rule 38a-1 under the Investment Company Act. The Subadviser also agrees to provide such other information relating to the Subadviser’s compliance program as may be reasonably requested by the Fund, the Fund’s Chief Compliance Officer, or his or her authorized representative.

CFTC Regulation 4.7: Exemption from certain part 4 requirements for commodity trading advisors with respect to advising qualified eligible persons: Pursuant to an exemption from the Commodity Futures Trading Commission (the “Commission”) in connection with accounts of qualified eligible persons, the brochure or account document is not required to be, and has not been, filed with the Commission. The Commission does not pass upon the merits of participating in a trading program or upon the adequacy or accuracy of commodity trading advisor disclosure. Consequently, the Commission has not reviewed or approved this trading program or the brochure or account document.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT LLC

By:	/s/ Jay Aronowitz
Name:	Jay Aronowitz
Title:	Chief Investment Officer

UNIGESTION (UK) Ltd

By:	/s/ Annette Voss and /s/ Louis Sanchez De Lozada
Name:	Annette Voss Louis Sanchez De Lozada
Title:	Head of UK Compliance Legal Counsel
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